Exhibit 5.1

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

October 17, 2002

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103-7590

Re: PMA Capital Corporation

Ladies and Gentlemen:

We have acted as counsel to PMA Capital Corporation, a Pennsylvania corporation (the “Company”), PMA Capital Trust I and PMA Capital Trust II, each a statutory trust created under the Business Trust Act of the State of Delaware (collectively, the “Trusts”) in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-84764) and the Prospectus, dated July 19, 2002, included therein (the “Registration Statement”) which was filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of the sale by the Company from time to time of up to $250,000,000 in the aggregate of: (i) the Company’s Class A Common Stock, par value $5.00 per share (the “Common Stock”); (ii) the Company’s Preferred Stock, par value $.01 per share (the “Preferred Stock”); (iii) senior and subordinated debt securities, including debt securities convertible into other securities of the Company registered under the 1933 Act under the Registration Statement (collectively, the “Debt Securities”); (iv) depositary shares representing fractional interests in the Common Stock and the Preferred Stock; (v) warrants to purchase Common Stock (the “Common Stock Warrants”), warrants to purchase Preferred Stock (the “Preferred Stock Warrants”) and warrants to purchase Debt Securities (the “Debt Warrants” and, together with the Common Stock Warrants and Preferred Stock Warrants, the “Warrants”); (vi) stock purchase contracts to purchase Common Stock (the “Stock Purchase Contracts”); (vii) stock purchase units representing ownership of Stock Purchase Contracts, Debt Securities, Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury Securities; (viii) preferred securities (the “Preferred Securities”) of the Trusts; and (ix) guarantees of the Preferred Securities by the Company, and the related Prospectus Supplement, dated October 16, 2002 (the “Prospectus Supplement”), filed pursuant to Rule 424(b) under the Act on October 17, 2002 in connection with the issuance by the Company of $75,000,000 aggregate principal amount of its 4.25% Senior Convertible Debentures due 2022 (the “Convertible Debentures”) issued under a

PMA Capital Corporation
October 17, 2002

Senior Indenture, to be dated as of October 21, 2002 (the “Base Indenture”), between the Company and State Street Bank and Trust Company (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated as of October 21, 2002 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, and shares of Common Stock issuable upon conversion of the Convertible Debentures.

We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Convertible Debentures. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, instruments, and corporate records and such certificates or comparable documents of public officials and officers and representatives of the Company, have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. In rendering this opinion, we have assumed the legal capacity of all natural persons, the authenticity of all documents presented to us as originals, the conformity with the originals of all documents presented to us as copies and the genuineness of all signatures.

We note that the Company has 40 million shares of Common Stock authorized for issuance pursuant to its Restated Articles of Incorporation (the “Articles”). As of September 30, 2002, the Company had approximately 31.3 million shares of Common Stock outstanding. Approximately 3.2 million shares of Common Stock are reserved for issuance upon exercise of outstanding employee stock options. The Company is also authorized to reserve for issuance and to issue up to an additional 1.5 million shares of Common Stock under its equity incentive plan. Pursuant to Section 16.7(a) of the Indenture, the Company has agreed to use commercially reasonable efforts to cause the Articles to be amended to increase the number of authorized shares of Common Stock to not less than 60 million. With respect to the opinion in paragraph (ii) below, to the extent that the Company has on the date hereof an insufficient amount of shares authorized under the Articles to convert all or a portion of the Debentures into shares of Common Stock, we have assumed that the Company will use cash to satisfy its conversion obligations or that prior to the conversion of such Debentures the Company will have fulfilled its obligations under Section 16.7(a) of the Indenture and that the Company’s shareholders have approved the aforementioned amendment to the Articles.

Based upon and subject to the foregoing, we are of the opinion that:

(i) The Convertible Debentures, when issued, will be binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and by the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law); and

PMA Capital Corporation
October 17, 2002

(ii) The shares of Common Stock initially issuable upon conversion of the Convertible Debentures have been duly authorized and, when issued upon conversion of the Convertible Debentures in accordance with the terms of the Convertible Debentures, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/S/  Ballard Spahr Andrews & Ingersoll, LLP